Exhibit 99

December 16, 2008

Dr. Ralph Izzo
Chairman of the Board, President and
   Chief Executive Officer
Public Service Enterprise Group Incorporated
80 Park Plaza
Newark, NJ 07102

Dear Dr. Izzo:

      In conjunction with your employment as Chairman of the Board, President and Chief Executive Officer of Public Service Enterprise Group Incorporated (PSEG or the Company), PSEG is providing to you compensation and benefits in accordance with its normal practices for executive officers, which are intended to reflect the median of benefit practices for peer companies. In that respect, PSEG has in place a Key Executive Severance Plan which provides severance benefits in certain cases.

      The benefits provided under the Key Executive Severance Plan in the case of any termination without cause of your employment by PSEG not involving a change in control would be below those generally provided to Chief Executive Officers. Accordingly, PSEG wishes to provide you with such benefits, as more fully described in this letter.

      The Company may terminate your employment at any time for Cause or without Cause. For purposes of this letter, “Cause” shall mean willful and continued failure by you to substantially perform your duties, willful gross misconduct which is materially and demonstrably injurious to the Company, conviction of a felony or violation of PSEG’s Standards of Integrity. No act or failure to act shall be considered “willful” unless it is done, or omitted to be done, in bad faith or without reasonable belief that the action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. If the Company reduces your annual base salary, you may terminate your employment and shall be entitled to benefits under this letter.

      If PSEG terminates your employment other than for Cause or you terminate your employment because PSEG reduces your annual base salary:

(i) the Company shall pay you in a lump sum in cash, within 30 days after the date of termination, the aggregate of the amounts set forth in clauses A and B below:

A.	The sum of:

	(1)	your annual base salary through the date of termination;

	(2)	the product of (x) your “target” annual bonus under PSEG’s Senior Management Incentive Compensation Plan (the “Target Bonus”) and (y) a fraction, the numerator of which is the number of days in the current calendar year through the date of termination, and the denominator of which is 365; and

	(3)	any accrued vacation pay;

in each case to the extent not therefore paid; and

B.		The amount equal to the product of (1) two and (2) the sum of (x) your annual base salary and (y) the Target Bonus.

(ii) any unvested stock options, performance shares, stock awards or other equity-based awards that were outstanding immediately prior to the date of termination shall be forfeited, unless PSEG’s Organization and Compensation Committee shall determine that such options, shares or awards shall vest and/or become exercisable;

(iii) for two years after your date of termination or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to you and/or your family at least equal to those which would have been provided in accordance with the welfare plans, programs, practices and policies if your employment had not been terminated or, if more favorable to you, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families; provided however, that if you become reemployed with another employer and are eligible to receive medical or dental benefits under another employer provided plan, the medical and dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility;

(iv) the Company shall, at its sole expense as incurred, provide you with outplacement services suitable to your position for a period not to exceed two years with a nationally recognized outplacement firm; and

(v) to the extent not theretofore paid or provided, the Company shall pay or provide to you any other amounts or benefits required to be paid or provided or which you are entitled to receive under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (other than medical or dental benefits if you are eligible for such benefits to be provided by a subsequent employer), but excluding any severance plan or policy (including the PSEG Key Executive Severance Plan).

      You shall hold in a fiduciary capacity for the benefit of the Company all confidential information, knowledge or data (defined below) relating to the Company or any of its affiliates or subsidiaries, and their respective businesses, which shall have been obtained by you during your employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by you in violation of this letter). Upon termination of your employment, you shall return to the Company all confidential information. After termination of your employment with the Company, you shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it, except (x) otherwise publicly available information, or (y) as may be necessary to enforce your rights under this letter or necessary to defend yourself against a claim asserted directly or indirectly by the Company or its affiliates.

      As used herein, the term “confidential information, knowledge or data” means all trade secrets, proprietary and confidential business information belonging to, used by, or in the possession of the Company or any of its affiliates and subsidiaries, including but not limited to information, knowledge or data related to business strategies, plans and financial information, mergers, acquisitions or consolidations, purchase or sale of property, leasing, pricing, sales programs or tactics, actual or past sellers, purchasers, lessees, lessors or customers, those with whom the Company or its affiliates and subsidiaries has begun negotiations for new business, costs, employee compensation, marketing and development plans, inventions and technology, whether such confidential information, knowledge or data is oral, written or electronically recorded or stored, except information in the public domain, information known by you prior to employment with the Company, and information received by you from sources other than the Company or its affiliates and subsidiaries, without obligation of confidentiality.

      The confidential knowledge, information and data, as defined in the previous paragraph, gained in the performance of your duties may be valuable to those who are now, or might become, competitors of the Company or its affiliates and subsidiaries. Accordingly, you agree that, without the written consent of PSEG, you will not, for the period of one year from the date of termination of your employment, directly own, manage, operate, join, control, become employed by, consult to or participate in the ownership, management, or control of any business which is in direct competition with the Company and/or its affiliates and subsidiaries. Further, you agree that, for one year following the date of termination, you will not, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of any person who was a managerial or higher level employee of the Company at any time during the term of your employment by the Company by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. The foregoing agreement shall not apply to any person after six months have elapsed subsequent to the date on which such person’s employment by the Company has terminated.

      In the event of a breach by you of any of the agreements set forth above, it is agreed that the Company shall suffer irreparable harm for which money damages are not an adequate remedy, and that, in the event of such breach, the Company shall be entitled to obtain an order of a court of competent jurisdiction for equitable relief from such breach, including, but not limited to, temporary restraining orders and preliminary and/or permanent injunctions against the breach of such agreements by you. In the event that the Company should initiate any legal action for the breach or enforcement of any of these provisions and the Company does not prevail in such action, the Company shall promptly reimburse you the full amount of any court costs, filing fees, attorney’s fees which you incur in defending such action, and any loss of income during the period of such litigation.

      The provisions in this letter relating to confidential information, non-compete and non-solicitation are in addition to any other such provisions contained in Company plans or practices, including the Long-Term Incentive Plan. The Company may withhold from any amounts payable under this letter such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

      Except with respect to equitable relief provided for above, any dispute about the validity, interpretation, effect or alleged violation of this letter shall be resolved by confidential binding arbitration before one arbitrator to be held in Newark, New Jersey in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association and the United States Arbitration Act. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereover. All costs and expenses incurred by the Company or you or your beneficiaries in connection with any such controversy or dispute, including without limitation reasonable attorney’s fees, shall be borne by the Company as incurred, except that you shall be responsible for any such costs and expenses incurred in connection with any claim determined by the arbitrator to have been without reasonable basis or to have been brought in bad faith.

      This letter shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements executed and performed entirely therein. This letter may not be amended or modified otherwise than in writing.

      If the foregoing is acceptable to you, please indicate by signing the enclosed copy of this letter.

/s/ Albert R. Gamper, Jr.
Albert R. Gamper, Jr.
Chairman of the Organization
and Compensation Committee

Accepted and Agreed, this 16th day of December 2008.

/s/ Ralph Izzo
Ralph Izzo